Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q4 and Annual 2007 Results

Record Revenue and Income from Operations

LOVELAND, CO, February 26, 2008 -- Heska Corporation (NASDAQ: HSKA) today reported financial results for its fourth quarter, the three months ended December 31, 2007, and year ended December 31, 2007.

Heska Corporation ("Heska" or the "Company") highlights for 2007 were:

-	Total Revenue of $82.3 million – the highest total revenue in Heska history
-	$65.9 million in Core Companion Animal Health Product Revenue, representing 10% growth from prior year period
-	Income from Operations of $5.5 million, an 80% improvement from prior year period
-	Net Income in all four quarters of the calendar year – the first time this has occurred in Heska history
-	Third consecutive year of profitable growth

"2007 was another record year for Heska. We experienced broad growth with several product areas in our Core Companion Animal Health segment increasing compared to 2006. We also had a solid year in our Other Vaccines, Pharmaceuticals and Products area, with product revenue up 25% from 2006," said Robert Grieve, Heska's Chairman and CEO. "In the fourth quarter of 2007, we continued the steady growth of our Core Companion Animal Health segment with 11% product revenue growth compared to prior year period. As we have previously predicted, the fourth quarter of 2006 presented a difficult comparison for us due to the impact of an allergy-related patent portfolio sale in December 2006. As we look to 2008, we are particularly excited by the prospects for our diagnostic instruments, where we launched three major new products in 2007."

Total Revenue

Total revenue for the fourth quarter of 2007 was $20.0 million, a decrease of 2% compared to the fourth quarter of 2006. 2007 total revenue was $82.3 million, up 10% compared to $75.1 million in 2006. Total revenue consists of product revenue and research, development and other revenue, both of which are discussed below.

Segment Product Revenue

Total product revenue for the fourth quarter of 2007 was $19.7 million, up 7% from $18.5 million in the fourth quarter of 2006. For the year ended December 31, 2007, total product revenue was $80.8 million, up 13% from $71.8 million in 2006. Heska Corporation's business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health This segment includes revenue from the Company's diagnostic instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the fourth quarter of 2007, this segment generated product revenue of $17.1 million, up 11% as compared to $15.4 million in the fourth quarter of 2006. For the year ended December 31, 2007, this segment generated product revenue of $65.9 million, up 10% from $59.9 million in 2006.

Other Vaccines, Pharmaceuticals and Products This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals and fish. In the fourth quarter of 2007, this segment generated product revenue of $2.6 million, down 15% as compared to $3.1 million in the fourth quarter of 2006. In 2007, this segment generated product revenue of $14.9 million up 25% from $11.9 million in 2006. Results for the year ended December 31, 2007 include approximately $1.6 million in revenue recognized in the first quarter upon receipt of a payment for product previously shipped and "take-or-pay" minimums for 2005 and 2006 which previously had not been paid as part of a now settled dispute with United Vaccines, Inc. ("United"), a former customer.

Research, Development and Other Revenue

Research, development and other revenue was $325 thousand in the fourth quarter of 2007, a decrease of approximately $1.6 million when compared to $1.9 million in the prior year period. The fourth quarter of 2006 result includes approximately $1.5 million in revenue from previously deferred licensing fees recognized upon the completion of the sale of a worldwide patent portfolio covering a number of major allergens and the genes that encode them to Allergopharma Joachim Ganzer KG (the "Allergopharma Portfolio") in December 2006. For 2007, research, development and other revenue was $1.5 million, a decrease of approximately $1.7 million compared to $3.2 million in 2006. For 2006, the Company recognized approximately $2.0 million in licensing revenue related to the Allergopharma Portfolio, including revenue from the amortization of previous upfront payments and other payments from third parties. In 2007, the Company recognized approximately $250 thousand in revenue under a now completed service contract related to the Allergopharma Portfolio.

Income Tax Benefit – Valuation Allowance Adjustment

The Company's domestic net operating loss carryforward ("NOL") has historically been reduced by an equal, offsetting valuation allowance. Based on the Company's profitable operating performance in the United States, in December 2007 the Company concluded that a portion of its domestic NOL was realizable on a more-likely-than-not-basis and reduced the corresponding valuation allowance. This resulted in an income tax benefit of approximately $30 million and a corresponding $30 million net deferred tax asset – equal to the estimated quantity of income taxes the Company will recognize in its future statement of operations as income tax expense that the Company will not have to actually pay in cash as the Company utilizes its domestic NOL, assuming the Company's estimate of the realizable portion of its domestic NOL is exactly correct. This is a non-cash accounting entry. The Company does not anticipate a similar valuation allowance adjustment in any period in the near future, although there can be no assurance a significant valuation allowance adjustment – increase or decrease – to this or another valuation allowance will not be appropriate in the future.

Investor Conference Call

Management will conduct a conference call on Tuesday, February 26, 2008 at 9:00 a.m. MST (11:00 a.m. EST) to discuss the fourth quarter and year end 2007 financial results. To participate, dial (800) 218-9073 (domestic) or (303) 262-2130 (international); the conference call access number is 11109131. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until March 11, 2008. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska's home page at www.heska.com until March 11, 2008.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue generated in 2007 or 2006 related to customers, technology or products may not recur in 2008. For example, in the year ended December 31, 2007, Heska recognized approximately $1.6 million in revenue upon receipt of a payment from United for product previously shipped and "take or pay" minimums for 2005 and 2006. As United has ceased operations, Heska does not expect to generate any future revenue from United. As another example, although Heska recognized approximately $2.0 million in research, development and other revenue related to the Allergopharma Portfolio in 2006 and recognized approximately $250  thousand in research, development and other revenue under a now completed service agreement, Heska does not expect to generate any revenue related to the Allergopharma Portfolio in 2008. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding Heska's ability to forecast its net operating loss usage, including over the very long term; risks related to the ultimate market acceptance of recently launched diagnostic instrumentation products; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a failure to meet minimum sales requirements or for other reasons; risks regarding Heska's ability to successfully market, sell and distribute its products; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; risks regarding Heska's fixed expense base and the potential negative impact of unexpected events, such as significant shortfalls in anticipated revenue, or Heska's ability to meet its financial and other obligations, especially in the short term; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December  31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September  30, 2007.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Revenue, net:
Product revenue, net:
Core companion animal health	$15,413	$17,082	$59,936	$65,910
Other vaccines, pharmaceuticals and products	3,089	2,635	11,879	14,897
Total product revenue, net	18,502	19,717	71,815	80,807
Research, development and other	1,916	325	3,245	1,528
Total revenue	20,418	20,042	75,060	82,335

Cost of revenue:
Cost of products sold	11,645	13,084	43,000	48,874
Cost of research, development and other	545	40	1,414	274
Total cost of revenue	12,190	13,124	44,414	49,148

Gross profit	8,228	6,918	30,646	33,187

Operating expenses:
Selling and marketing	3,585	3,937	14,356	16,109
Research and development	820	570	3,483	2,679
General and administrative	2,717	1,883	9,887	8,925
Other	(155)	—	(155)	(47)
Total operating expenses	6,967	6,390	27,571	27,666
Income from operations	1,261	528	3,075	5,521
Interest and other expense, net	232	155	1,041	588
Income before income taxes	1,029	373	2,034	4,933
Income tax expense (benefit):
Current	58	(4)	58	108
Net operating loss usage	1	8	79	17
Valuation allowance adjustment (1)	69	(30,000)	69	(30,000)
Total income tax expense (benefit)	128	(29,996)	206	(29,875)
Net income	$901	$30,369	$1,828	$34,808

Basic net income per share	$0.02	$0.59	$0.04	$0.68
Diluted net income per share	$0.02	$0.55	$0.03	$0.63

Shares used for basic net income per share	50,595	51,364	50,347	51,097

Shares used for diluted net income per share	54,128	55,659	52,932	55,509

___________

(1) Adjustment due to a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years.

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2006	December 31, 2007
Cash and cash equivalents	$5,275	$5,524
Total current assets	30,652	35,127
Total assets	38,495	75,591
Line of credit	8,022	12,614
Current portion of long-term debt and capital leases	1,275	776
Total current liabilities	21,980	25,195
Long-term debt and capital leases	1,927	1,151
Stockholders' equity	6,748	42,883

Pro Forma Financial Information Statement of Utility

The following pro forma financial information is presented assuming Heska had reduced its valuation allowance related to its domestic net operating loss on December 31, 2006 rather than December 31, 2007. In this circumstance, there would have been no Valuation Allowance Adjustment in 2007 and the Company would have recognized Net Operating Loss Usage as Income Tax Expense, as outlined below. The Company believes the pro forma information may be valuable to investors as an additional tool to benchmark future periods versus historical results on a consistently reported basis. The Company does not suggest that investors should consider such pro forma financial information in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Pro Forma Reconciliation to GAAP

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Twelve Months Ended December 31, 2007
	As Reported (GAAP)	Adjustments	Pro Forma
Revenue, net:
Product revenue, net:
Core companion animal health	$65,910	$—	$65,910
Other vaccines, pharmaceuticals and products	14,897	—	14,897
Total product revenue, net	80,807	—	80,807
Research, development and other	1,528	—	1,528
Total revenue	82,335	—	82,335

Cost of revenue:
Cost of products sold	48,874	—	48,874
Cost of research, development and other	274	—	274
Total cost of revenue	49,148	—	49,148

Gross profit	33,187	—	33,187

Operating expenses:
Selling and marketing	16,109	—	16,109
Research and development	2,679	—	2,679
General and administrative	8,925	—	8,925
Other	(47)	—	(47)
Total operating expenses	27,666	—	27,666
Income from operations	5,521	—	5,521
Interest and other expense, net	588	—	588
Income before income taxes	4,933	—	4,933
Income tax expense (benefit):
Current	108	—	108
Net operating loss usage	17	1,825	1,842
Valuation allowance adjustment (1)	(30,000)	30,000	—
Total income tax expense (benefit)	(29,875)	31,825	1,950
Net income	$34,808	$(31,825)	$2,983

Basic net income per share	$0.68	$(0.62)	$0.06
Diluted net income per share	$0.63	$(0.58)	$0.05

Shares used for basic net income per share	51,097	51,097	51,097

Shares used for diluted net income per share	55,509	55,509	55,509

__________

(1) Adjustment due to a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years.

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